Exhibit 99.1

Leaf Group Appoints Beverly K. Carmichael to its Board of Directors

SANTA MONICA, Calif., (July 26, 2018) — Leaf Group Ltd. (NYSE: LFGR), a diversified consumer Internet company, today announced the appointment of Beverly K. Carmichael to its Board of Directors.

“Beverly Carmichael’s impressive business and legal background makes her a fantastic addition to our Board of Directors,” said Sean Moriarty, CEO of Leaf Group. “We’re so pleased to be able to obtain the benefit of Beverly’s knowledge and wisdom during this exciting time in the evolution of Leaf Group.”

Ms. Carmichael has more than 25 years of experience in human resources and employment law at top U.S. companies, holding both operational and legal roles throughout her career. Currently Ms. Carmichael serves as Executive Vice President and Chief People, Culture, and Resource Officer at Red Robin Gourmet Burgers, Inc. She has also held leadership positions at Cracker Barrel Old Country Store, Ticketmaster, Rockwell Collins and Southwest Airlines, among others. Ms. Carmichael also previously served as an Adjunct Professor and Advisor at the Michael F. Price College of Business at the University of Oklahoma.

“I am thrilled to be joining the Leaf Group Board of Directors during this critical period in the company’s transformation,” said Carmichael, “and I am looking forward to working alongside such a talented and dedicated team of leaders.”

Beverly Carmichael is filling the vacancy on the board created by the resignation of  Fred Harman on January 11, 2018.

About Leaf Group

Leaf Group Ltd. is a diversified consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good and Livestrong.com), and art and design (Saatchi Art, Society6 and Hunker). For more information about Leaf Group, visit www.leafgroup.com.

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Investor Contacts

Jantoon Reigersman

Chief Financial Officer

310-917-6413

IR@leafgroup.com

Shawn Milne

Investor Relations

415-264-3419

shawn.milne@leafgroup.com

Media Contact

Sharna Daduk

310-917-6405

sharna.daduk@leafgroup.com